Filed Pursuant to Rule 424(b)(3)

File No. 333-265058

CLOUGH GLOBAL DIVIDEND AND INCOME FUND

SUPPLEMENT DATED SEPTEMBER 30, 2022 TO THE PROSPECTUS AND STATEMENT OF
ADDITIONAL INFORMATION
DATED August 10, 2022

Robert Zdunczyk no longer serves as a co-portfolio manager of the Fund. Therefore, all references to Robert Zdunczyk as a co-portfolio manager of the Fund in the Prospectus and Statement of Additional Information are hereby deleted. Charles I. Clough, Jr. continues as portfolio manager of the Fund. The portfolio manager is supported by the Adviser's Investment Review Committee and a broad team of investment professionals.

INVESTORS SHOULD RETAIN THIS SUPPLEMENT FOR FUTURE REFERENCE.